UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2016

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 12th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bradley E. Scher as Chief Executive Officer

On January 17, 2016, the board of directors appointed Bradley E. Scher, an Independent Director and the Chairman of the Executive Committee, to serve as the Chief Executive Officer of RCS Capital Corporation (the “Company”), effective immediately. Mr. Scher will be paid compensation of $20,000 per month, plus reimbursement of expenses, and will not be entitled to director fees while serving as Chief Executive Officer.

Mr. Scher, 55, has been, since February 2002, the managing member of Ocean Ridge Capital Advisors, LLC, an independent consulting company providing advice to companies and management, investors and other constituencies of companies experiencing financial or operating challenges.

Over the past five years, Mr. Scher also served as a director on ten boards of directors of private companies, and one public company, Seaco Ltd. (2/2009-4/2014). In addition, over the past five years, Mr. Scher held management positions with Cedars Funding LLC (Administrator; 4/2014-present), Celeritas Management/Spanish Beisbol Network (Chief Restructuring Officer; 9/2010-10/2010), Graphics Properties Holdings (President; 5/2010-present), Nellson Holding Co., LLC (Administrator; 9/2013-present), Smith Electric Vehicles (Interim CFO; 1/2014-3/2014) and Todobebe, Inc. (General Manager; 9/2012-10/2014), all of which are or were non-public companies. None of the above-listed companies has any affiliation with the Company or its subsidiaries or affiliates.

Resignation of R. Lawrence Roth as Chief Executive Officer

Also on January 17, 2016, R. Lawrence Roth resigned as Chief Executive Officer of the Company. Mr. Roth’s resignation did not result from a disagreement with the Company or the board of directors and therefore disclosure under Item 5.02(a) of Form 8-K is not required. Mr. Roth will continue to serve in his capacity as Chief Executive Officer of Cetera Financial Group, the Company’s wholly-owned independent retail advice division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: January 21, 2016	By:	/s/ Bradley E. Scher
	Name:	Bradley E. Scher
	Title:	Chief Executive Officer